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Postseason

NFL Vet's ed-tech platform Postseason, a game-changer in athlete empowerment, wins the Founders Live pitch competition. Serving 2,500+ members, it equips athletes with tools for life beyond sports, guiding their journey to find new purpose post-career.


POSTSEASON
PURPOSE. GROWTH. CONNECTION.
THE ATHLETE EMPOWERMENT ED TECH PLATFORM FOR LIFE AFTER SPORTS

Invest

$100 minimum investment

DEADLINE: June 28, 2024

in 2 months

SHARE PRICE

$10

TOTAL RAISED

$0

VALUATION

$7,000,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

The motivation to start Postseason stems from a deeply personal journey, one that began in the aftermath of a professional sports career.

Postseason was founded in June 2021 by Jelani Jenkins, a retired NFL linebacker who spent five years in the league, including four seasons with the Miami Dolphins. Jelani found his passion through navigating his mental health struggles.

After dedicating 15 years of his life to mastering the linebacker position, he felt lost and frustrated, not knowing where to put his energy. The transition from being an athlete, where identity, community, and purpose are clearly defined, to navigating the uncertainties of life beyond sports can be profoundly challenging.

This experience, marked by the struggle to redefine purpose and identity, laid the foundation for Postseason. Jelani's vision is "to empower all athletes to be fit for life after sports."


WHAT THEY SEE...
GREATNESS
HEROES. SUPERSTARS. ICONS. LEGENDS.
WHAT THEY DON'T SEE...
"IF I AM NO LONGER AN ATHLETE...WHO AM I?"
POSTSEASON

Forbes


FORBES > BUSINESS > SPORTSMONEY

NFL Vet Launches Postseason Platform To Empower Former Athletes

Liam Fox Former Contributor

I'm a National NFL Contributor for Forbes SportsMoney

Jul 20, 2021, 09:00am EDT

Jelani Jenkins, founder of Postseason and former NFL player. PUBLICIST



EST
2021
POSTSEASON
Playbook
Online Now
Upcoming Events
Plan for Life
Training Camp

Our mission is closely tied to this narrative. Postseason is not just about offering products or services but about filling a significant void many athletes face when their careers end. It's about leveraging the discipline, teamwork, and leadership skills honed on the field into new arenas. **The company serves a greater purpose by providing a platform where athletes can discover their next passion, connect with a supportive community, and access resources tailored to their unique journey toward personal and professional growth.**

Beyond our offerings, Postseason aspires to make a global impact by changing the narrative around athlete transitions, highlighting the potential for success and fulfillment in life after sports. We envision our brand as a catalyst for change, supporting individual athletes in their personal growth journey and inspiring systemic shifts in how the sports industry prepares athletes for their futures.

In essence, Postseason's impact extends far beyond the immediate benefits of its services. **It embodies a movement towards creating a world where every athlete can approach the end of their sports career not as an end but as the beginning of a new, equally rewarding chapter.** This vision drives our brand to impact the world significantly, transforming athletes' lives and perceptions of their potential post-sports.

SUCCESS TO DATE

2021

- Featured in Forbes for the launch of the Postseason athlete empowerment platform.

2022

- Hosted the inaugural in-person event in Los Angeles with over 40 current and former athletes in attendance.
- Named a Top Five Finalist at the Los Angeles Startup Showdown.
- Presented at the EnableHealth HealthSportsTech Summit.
- Secured a speaking engagement for the Las Vegas Rookies.

2023

- Formed a community impact partnership with the Crenshaw YMCA.
- Won the Founders Live Athletes All-Star Edition pitch competition at the T-Mobile Tech Experience Center 5G Hub in Bellevue, Washington.
- Launched the Beta Athlete Empowerment web-based platform, introducing athlete profiles, direct messaging, community forums, and access to pilot on-demand courses.
- We have partnered with Zenagos, a strategic business consulting firm, for comprehensive business process guidance.
- Initiated a Family and Friends Capital Raise, that will secure $650k for 2.5% equity.

2024

- Featured as a panelist with the Connor Group at the 11th IPO Summit 2024 in New York.
- Curated and supported Founder's Live.

General Achievements

- Attracted over 2,800 subscribers across various platforms.
- Engaged with many sports organizations for significant interest and collaboration, including the Las Vegas Raiders, LA Rams, Big 3, University of Florida, University of New Orleans, and the NFL-PA Former Athletes.
- In advanced discussions for potential partnerships with prestigious entities such as the Rich Heritage Foundation, the Center For Healing and Justice Through Sport, NFL - PA former athletes - LA Chapter, and The National Alliance of African American Athletes.

PROBLEM

Imagine a world where the end of an athletic career marks the beginning of an even more promising journey. That's the world Postseason is creating.

At Postseason, we're acutely aware of the unique challenges collegiate and professional athletes face as they transition out of their sports careers. Our platform addresses these challenges head-on, providing support and guidance during an isolating and tumultuous time.


PROBLEM
Elite-athletes spend their entire lives mastering a craft, and their careers are often cut short.
70% Went through some form of depression, substance abuse, or anxiety after sports
85% Felt alone when they left sports
90% Were unsatisfied with their post-athletic careers
*Up to 50 hours a week spent on sports activities, leaving little room for professional development outside athletics.
LOSS OF SUPPORT
LOSS OF MOTIVATION
LOSS OF COMPETITION
FORMER ATHLETES
LOSS OF COMMUNITY
LOSS OF IDENTITY
ISOLATION
"As elite athletes, we spend our whole lives mastering a craft that we can only do for a short amount of time. While our support system is often incredible while competing, most of us find ourselves feeling alone and unprepared when navigating life after sports."
Jelani Jenkins, Postseason Founder/CEO
POSTSEASON

These statistics, provided by the NCAA, highlight the profound need for a comprehensive support system that Postseason provides.

Postseason stands at the intersection of athlete empowerment and career transition, offering not just solutions but a new beginning. ***We're not just helping athletes; we're redefining what it means to be an athlete beyond the game.***

BRAND CHAMPIONS

Our Brand Champions serve as invaluable guides, providing wisdom from their own experiences, along with resources and opportunities tailored to help you succeed in your post-athletic endeavors. In sum, Postseason is more than a platform—it's a catalyst for the continued growth and fulfillment of athletes beyond the playing field.



Heritier Lumumba

DR Congo Rubgy Federation Rep.

Former Professional Australian Footballer | Australian Football League Inaugural Multicultural Ambassador | First and only player of Brazilian & Congolese descent



Ashley Menzies Babatunde

Founder/Host of No Straight Path Podcast and Lawyer

Stanford Track & Field | MPSF All-Academic Team | PAC-10 All-Academic Team | Harvard Law Graduate



Spencer Paysinger

Writer/Producer CW All-American & Co-founder Moore St. Productions

Former NFL Linebacker | Super Bowl XLVI Champion | University of Oregon, Honorable mention All-Pac-10



Jennifer George

CEO/Founder of Girls Basketball Worldwide & Director of Performance

Former WNBA Player | Jamaican Women's National Player | FIBA Champion |University of Florida | SEC All-American Honorable Mention

POSTSEASON

TESTIMONIALS



"I think [Postseason] brings a real good kinda avenue for people that are transitioning in sports...It's a space where you know you're gonna get what you need."

Drew Davis
Atlanta Falcons, NFL



"I think we often feel like we're alone on these journeys and we're just NOT...community and support: it's the number one thing [Postseason] are gonna be able to do"

Ashley Menzies
Stanford University, Track & Field



"To give athletes a place to go that would give resources such as mentors, or [former players] that have been through the process, that are now successfully emerging into their career, and they can help give the keys to success as they make their transition...I think it's immensely valuable."

Hunter Wanket
Central Connecticut State University, Football

POSTSEASON

TRACTION

WE ARE GAINING MOMENTUM!



2.8k Across All Channels

Major Sports Organizations


WHAT'S
YOUR STORY
DIRECTOR :
CAMERA :
DATE :
Day Nite Int Ext Mos

Interest from over 25+ Course Partners

POSTSEASON

SOLUTION

Our solution at Postseason is designed to be straightforward and impactful, directly addressing the complex challenges faced by athletes transitioning from sports careers.

Postseason offers a comprehensive platform tailored for athletes, featuring:

- **On-Demand Educational Courses:** Covering entrepreneurship, STEM, NIL, financial literacy, career development, mental health, personal branding, and more.
- **Community Support:** A digital "locker room" where athletes can connect, share experiences, and offer support.
- **Mentorship Programs:** Connecting former athletes with seasoned professionals in various fields.
- **Innovation:** While our platform's innovation lies in its approach and content, designed specifically for athletes' needs, we continuously evolve our offerings based on user feedback and industry research.



The impact of Postseason on our users is profound and multifaceted. **We've seen athletes who felt lost and without purpose post-retirement find new careers, passions, and a sense of identity beyond their sports achievements.** One heartwarming story involves a former professional soccer player who, through our platform, discovered a passion for financial planning. Today, he has a thriving new career and volunteers his time to teach financial literacy to younger athletes.

Our brand aims to forge a deep emotional connection with our customers by acknowledging their unique challenges and offering a pathway to overcome them. We understand that the end of a sports career can feel like losing a part of oneself. Postseason strives to bridge athletes from uncertainty to empowerment, isolation to community, and anxiety to hope.

By sharing stories of transformation and success, we aim to inspire, motivate, and reassure our users that there is life—and success—after sports. This emotional connection is rooted in empathy, understanding, and the shared experience of the athletic journey. **It reinforces the message that every athlete can redefine success on their own terms with Postseason by their side.**

BUSINESS MODEL

Focusing on the B2B aspect, Postseason's revenue model is strategically designed to cater to the needs of universities, sports organizations, and professional teams. It provides a comprehensive suite of services tailored to support athletes during their transition from sports to new career paths.

B2B Planned Revenue Streams:

Enterprise Educational Packages

Offering universities, sports organizations, and professional teams bulk access to our on-demand courses for their athletes. These packages are customizable to meet the specific needs of each organization and its athletes, including topics such as career development, mental health, and financial literacy.

Workshop and Seminar Services

Conducting exclusive workshops and seminars for organizations, focusing on key areas of athlete development and transition. Experts facilitate these in-person or virtual events and aim to equip athletes with the tools they need for success beyond sports.


POSTSEASON

Brand Partnerships & Sponsorships

Collaborating with brands and companies interested in engaging with the athletic community through sponsored content, events, and product placements. This provides value to the athletes on our platform and offers companies a unique avenue to connect with this demographic.


EXIT
DAVE
POSTSEASON

Focusing on the B2B Model

Our B2B model is central to Postseason's strategy, recognizing that we can amplify our impact by partnering with institutions that support athletes. These partnerships may enable us to reach more athletes more effectively, ensuring they have the resources and support needed as they transition out of their sports careers.

BUSINESS MODEL


B2B CUSTOMER JOURNEY
Athletic Departments
*Collegiate
Purchase courses
Student-Athlete
FREE Athlete Profile
Postseason Courses
Athlete Network & Resources
OUTCOME
ON-DEMAND EDUCATION
ATHLETE COMMUNITY
WELLNESS SUPPORT
RESOURCES & OPPORTUNITY
Student-Athletes gain knowledge, community & support
Postseason generates revenue, onboards community members, and continues to increase impact for more and more athletes.
POSTSEASON

By leveraging our B2B model, Postseason aims to act as a bridge between the athletic and professional worlds, offering organizations a way to invest in the holistic development of their athletes, ensuring they are prepared for life's next chapter. This approach aims to benefit the athletes and strengthens the organizations' commitment to athlete development and well-being.

MARKET

Given the detailed analysis of the Total Addressable Market (TAM), Serviceable Addressable Market (SAM), and Serviceable Obtainable Market (SOM) for Postseason, the market opportunity is vast and compelling. **Here's how we believe Postseason is positioned to capitalize on this opportunity, leveraging the significant statistics provided:**

MARKET OPPORTUNITY

Primary Target Market:

NCAA College Partnerships

Market Size:

- College Sports generated $18.9 Billion in Total Revenue* (See Graph)
- Top 5 Revenue-driving athletic departments generate over $200M in revenue (see chart)
- The NCAA reports that annually, of approximately 480,000 student-athletes, only about 2% advance to professional sports careers.

Audience Engagement:

- NCAA Athletic Departments generate an estimated $870 Million in Revenue in Broadcast & Licensing Deals



U.S. College Sports Are
A Billion-Dollar Game
Total revenue generated by NCAA athletic departments in 2019, by source
$0.30b
Guarantee Revenues
$0.79b
Other
$1.10b
Royalties, Licensing, Advertising
$1.55b
Student Fees
$2.01b
Ticket Sales
$2.87b
Donor Contributions & Endowments
$3.44b
Media Rights
$6.85b
Institution & Government Supports
NCAA Overall
$18.91b
Source: National Collegiate Athletic Association
statista

POSTSEASON

THE ATHLETE MARKET



35.7 Million
Athletes
Total Addressable Market

1.43 Million
Athletes
Service Addressable Market

1.43 Million
Athletes
Service Obtainable Market



TAM
SAM
SOM

POSTSEASON

Postseason addresses a critical gap in the athlete lifecycle by providing tailored support and resources for transitioning athletes, emphasizing the platform's relevance and necessity. Our engagement strategy, leveraging direct partnerships with educational institutions and sports organizations, positions us to reach and serve our SAM effectively. **The anticipated growth in athlete participation rates, especially at the collegiate level, indicates an expanding market, underscoring the scalability of our solution.**

Beyond statistics, Postseason's mission resonates on a personal level with athletes, offering a path to redefine their identity and purpose post-sports. Success stories from our platform, showcasing athletes who've successfully transitioned to fulfilling post-sports careers, underscore the tangible impact of our offerings.

Postseason is not just seizing a market opportunity; it's providing a lifeline for millions of athletes at a pivotal moment. **We believe our targeted approach, backed by a deep understanding of the market dynamics and athlete needs, positions us to make a meaningful and lasting impact.** As we continue to grow and evolve, our focus remains on empowering athletes to navigate the challenges of transitioning from sports with confidence, dignity, and success.

PRESS

- **Forbes**
  NFL Vet Launches Postseason Platform To Empower Former Athletes
- **New York Stock Exchange**
  2023 IPO Summit | Jelani Jenkins, 5-year NFL Vet & Founder & CEO, Post Season, joins NYSE Floor Talk
- **The Drue Tranquill Show**
  Jelani Jenkins, NFL Linebacker & Founder of the PostSeasonApp
- **HLTH**
  Interview with Former NFL Football Player Turned Entrepreneur Jelani Jenkins
- **EIN Presswire**
  Frances Garcia, Ex Gonzaga Volleyball Player Finds Her Identity Helping Other Athletes
- **Business Leadership Experts**
  From NFL Standout to Business Owner. The Story of Jelani Jenkins.
- **Venture**
  Exploring Influential EdTech Startups Revolutionizing Education in Los Angeles
- Links to more press: https://www.postseasonapp.com/news

TEAM



Jelani Jenkins

Founder & CEO

5-year NFL Vet and Certified Performance and Mindset Coach Jelani Jenkins built his coaching practice in response to his challenges after retiring from the NFL. His methodology emphasizes Self-Discovery and Self-Mastery to help athletes overcome their subconscious limitations and achieve their goals quicker, easier, and with more fulfillment.

Jelani has been featured in Forbes, Times, Start-Up Showdown Top 5 finalist, Notable Speaker, and Advisor & Board Member of notable organizations. He is also a 2008 Franklin Watkins Memorial Award Winner and 2023 Founders Live Athletes All-Star Edition Winner.



Frances Garcia

Co-Founder & Chief Growth Officer

Frances Garcia, Co-Founder and Chief Growth Officer at Postseason App, leverages her experience as a former Division 1 volleyball player and her extensive background in growth marketing and brand strategy to support athletes in transition. With a prosperous career that includes FOX Sports Regional Networks roles and collaborations with professional athletes, social media influencers, and startups, she excels in crafting strategies that enhance brand visibility and growth. Her work extends beyond her professional duties to significant community service, notably with the Los Angeles non-profits; her recent MBA from Pepperdine University underscores her strategic acumen. Frances' unique combination of athletic insight and marketing expertise drives her impactful contribution to sports advocacy and community engagement.



Karen Baldeschwieler

Zenagos Business Advisor

Karen Baldeschwieler of Zenagos brings a wealth of expertise as an advisor, with over two decades of experience in online learning development and operational scaling. Her leadership as Chief Learning Officer at Everspring resulted in notable digital projects with prestigious institutions like the University of Kansas and Santa Clara. Dr. Baldeschwieler's extensive career includes leadership roles at UniversityNow and the Los Angeles Film School, and she was instrumental in pioneering Kaplan's first online programs. An accomplished author in education and career development, her impressive educational credentials include an MBA from Harvard Business School and a Ph.D. in Leadership for Higher Education from Capella University, underlining her profound impact on online education.



Star Jackson

Head of Education and Community

Star Jackson, VP of Education and Community, is a long-time educator. She has worked within the educational and nonprofit sectors for over 14 years. Jackson received her Bachelor’s degree in History and Master’s in Education from Arizona State University. She is currently pursuing her doctoral degree in Educational Leadership and Administrative Policy.

INVESTOR INVITATION

For a startup like Postseason, which is dedicated to empowering athletes through their transitions from sports to new career paths, the emotional connection with investors can be particularly strong for several reasons:

- **Shared Passion for Sports:** Many investors may have a personal affinity for sports, whether as former athletes, enthusiasts, or supporters of athletic development. The mission of helping athletes navigate life after sports can resonate deeply with those who understand the challenges and triumphs of an athletic career.
- **Impact on Lives:** Beyond the economic potential, Postseason offers a chance to significantly impact the lives of individuals by providing them with the tools, resources, and community support needed during a crucial transition period.
- **Social Responsibility and Legacy:** Investing in a startup that addresses athletes' holistic well-being aligns with broader social responsibility goals. You have the opportunity to contribute to a legacy that champions mental health, education, and career development among athletes, fostering a generation of well-rounded individuals.
- **Innovative Approach to a Global Challenge:** The innovative model of Postseason addresses a universal challenge, offering a scalable solution that has the potential for global impact.

You can engage more deeply with our emotional journey through various avenues:

- **Direct Engagement:** Participating in community events, workshops, and seminars to witness firsthand the transformation and impact on athletes' lives.
- **Storytelling and Advocacy:** Sharing the success stories of athletes who have benefited from Postseason can be a powerful way for investors to connect with the mission and spread the word.
- **Strategic Involvement:** Offering strategic guidance, mentorship, and networking opportunities to support the startup's growth and increase its impact.
- **Philanthropic Initiatives:** Contributing to or creating scholarship funds, mentorship programs, or other philanthropic initiatives that support the broader mission of athlete empowerment and education.

By aligning with Postseason, you do not just contribute financially but become integral to a mission that transcends sports, touching on education, mental health, and the successful redefinition of identity.

This involvement offers a profound sense of purpose and satisfaction, knowing your investment goes beyond monetary gains to genuinely enriching lives and shaping futures.

USE OF PROCEEDS

If the offering's maximum amount of $650,000 is raised:

Use	Value	% of Proceeds
Salaries & Wages	$325,000	50.0%
Contractors	$65,000	10.0%
Business Development	$74,750	11.5%
Marketing	$5,000	0.8%
Production & Media	$40,000	6.2%
Education Department	$5,000	0.8%
General & Administrative	$80,000	12.3%
Technology Enhancements & Educational Content	$23,400	3.6%
Intermediary fees	$31,850	4.9%

TERMS

This is an offering of Class A Common Stock, under registration exemption 4(a)(6), in Postseason, Inc. . This offering must raise at least $10,000 by June 28, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Postseason may issue additional securities to raise up to $650,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

765,000 shares
× $10 per share

$7,650,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

> Form C on April 23, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter

UPDATES

Apr 23, 2024 — Primary offering of 65,000 shares at $10

Apr 23, 2024 — Filed Form C

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